EXHIBIT 99.1

BUSINESS UPDATE

**For Immediate Release**

Multilink Technology Corporation Reports

Second Quarter 2003 Results

Somerset, New Jersey U.S.A. – August 6, 2003 – Multilink Technology Corporation (Nasdaq: MLTC) today reported results for the second quarter and six months ended June 30, 2003. Total revenues for the second quarter of 2003 were $0.6 million, compared with $1.0 million for the first quarter of 2003 and $5.0 million in the second quarter of 2002. Gross margins for the second quarter of 2003 were (23.3%), compared with (19.3%) in the first quarter of 2003 and gross margins of (76.9%) in the second quarter of 2002. The net loss for the second quarter of 2003 was $15.3 million, or diluted EPS ($2.00), compared with a net loss of $12.2 million, or diluted EPS ($1.62), in the first quarter of 2003 and a net loss of $44.0 million, or diluted EPS ($6.04), in the second quarter of 2002.

Total revenues for the six months ended June 30, 2003 were $1.6 million, compared with $15.0 million for the six months ended June 30, 2002. Gross margins for the six months ended June 30, 2003 were (20.8%), compared with 1.8% for the six months ended June 30, 2002. The net loss for the six months ended June 30, 2003 was $27.5 million, or diluted EPS ($3.62), compared with a net loss of $54.5 million, or diluted EPS ($7.59), for the same period in 2002.

Business Update

Multilink’s top three customers for the three months ended June 30, 2003 were ADVA, Ciena and EC Electronics, representing 21%, 21% and 10% of total revenues, respectively. During the three months ended June 30, 2003, Multilink derived 58% of total revenues from communications equipment manufacturers in North America compared with 76% during the comparable period in 2002. We expect international revenues to continue to account for a significant percentage of total revenues. Order activity grew steadily during the second quarter and has continued into the third quarter. The growth in the six-month shippable backlog was driven by orders from six leading, global OEM’s. Multilink’s book-to-bill ratio grew from less than 1.0 to approximately 1.5 during the second quarter of 2003.

Total operating expenses for the three months ended June 30, 2003 were $15.5 million, compared with $12.1 million for the previous quarter. The increase in total operating expenses is primarily due to a $7.9 million corporate realignment charge offset by reductions in operating expenses. The additional realignment charge relates to Multilink’s decision to expand its realignment plan to further reduce worldwide headcount. As a result of this decision, Multilink recorded an additional corporate realignment charge of $7.9 million during the three months ended June 30, 2003. The $7.9 million is comprised of severance and termination benefits of $1.3 million, asset impairments of $6.0 million and $0.6 million of lease and contract termination and other costs. The asset write down charge of $6.0 million relates primarily to purchased research and development software and equipment. The decrease in operating expenses, excluding the additional realignment charge, is the result of Multilink’s focused spending on projects that it believes will be accretive to revenues in the near term, the company-wide expense reduction programs and its corporate realignment program.

Multilink had $26.1 million in cash, restricted cash and short-term investments on June 30, 2003. Cash used in operating activities was $12.3 million during the three months ended June 30, 2003, compared with $10.2 million during the previous quarter. Cash used in financing activities was $0.7 million for the three months ended June 30, 2003. As of June 30, 2003, cash equivalents of $2.5 million were considered restricted and are held as collateral pursuant to the amended credit facility.

Days Sales Outstanding for the second quarter was 31 days, compared with 41 days for the first quarter of 2003. Inventory turns decreased to 1.0 during the second quarter from 1.9 turns during the previous quarter. Multilink employed 91 people as of June 30, 2003, compared with 157 people on March 31, 2003.

Recent Executive Personnel Update

Effective July 31, 2003, Mr. John Soenksen, previously Vice President of Finance and Chief Financial Officer, was no longer with the Company. Subsequent to Mr. Soenksen’s departure, Mr. Frank Probst, currently Controller for Multilink, will assume all of Mr. Soenksen’s previous responsibilities in addition to his current responsibilities.

Earnings Conference Call

Multilink will not conduct a conference call to discuss results related to the second quarter ending June 30, 2003 and financial guidance. The press release will be available on the Internet at http://www.mltc.com by selecting Investor Relations and the link to ‘Financial News Releases’.

About Multilink:

Multilink Technology Corporation designs, develops and markets advanced-mixed-signal integrated circuits and VLSI products that enable the next generation of high-speed optical networking systems. By providing our customers with sophisticated products developed by utilizing our systems level expertise and a high level of component integration, we facilitate our customers’ ability to meet their time-to-market requirements. Our products span the markets from Ethernet and Storage Access to Long Haul optical transport equipment with a focus on the fastest commercially available speeds from 1 Gb/s to 10 Gb/s. Multilink is headquartered in Somerset, New Jersey.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry, and reflect management’s beliefs and certain assumptions made by us based upon information available to us at this time. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference for Multilink include, but are not limited to, general economic conditions and specific conditions in the markets we address, including the recent significant economic slowdown in the technology sector and semiconductor industry; the timing, rescheduling or cancellation of significant customer orders; the loss of a key customer; our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner; the timing of customer-industry qualification and certification of our products and the risks of non-qualification or non-certification; the rate at which our present and future customers and end-users adopt Multilink’s technologies and products in our target markets; delays in the adoption and acceptance of industry standards in those markets; the qualification, availability and pricing of competing products and technologies and the resulting effects on revenues and pricing of our products; our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities, and at the compensation levels needed to implement our business and product plans; our ability to protect our intellectual property; the availability and pricing of foundry and assembly capacity and raw materials; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new fabrication and assembly facilities; the effects of new and emerging technologies; the risks and uncertainties associated with our international operations; changes in our product or customer mix; the quality of our products and any remediation costs; the level of orders received that can be shipped in a fiscal quarter; and other factors.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Multilink Technology Corporation

Consolidated Statement of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Total revenues	$601	$4,959	$1,560	$15,050
Cost of revenues, excluding deferred stock compensation	659	2,092	1,755	7,537
Inventory write down and related charges	—	5,307	—	5,307
Manufacturing fixed asset impairment	—	1,051	—	1,051
Deferred stock compensation	82	324	130	888

Total cost of revenues	741	8,774	1,885	14,783

Gross profit (loss)	(140)	(3,815)	(325)	267

Operating expenses:
Research and development, excluding deferred stock compensation	4,406	11,949	11,745	24,738
Sales and marketing, excluding deferred stock compensation	1,102	3,720	2,941	7,652
General and administrative, excluding deferred stock compensation	1,976	2,068	3,665	4,466
Deferred stock compensation	449	2,501	1,150	4,714
Investment impairments and related charges	(322)	—	21	—
Corporate realignment charge	7,912	—	8,101	—

Total operating expenses	15,523	20,238	27,623	41,570
Operating loss	(15,663)	(24,053)	(27,948)	(41,303)
Other income and expenses	42	95	146	486

Loss before provision (benefit) for income taxes	(15,621)	(23,958)	(27,802)	(40,817)
Provision (benefit) for income taxes	(349)	20,062	(335)	13,694

Net loss	$(15,272)	$(44,020)	$(27,467)	$(54,511)

Accretion of preferred stock to redemption value	—	—	—	—
Net loss per common share, basic and diluted	$(2.00)	$(6.04)	$(3.62)	$(7.59)

Weighted average shares, basic and diluted	7,648	7,291	7,580	7,181

Multilink Technology Corporation

Select Balance Sheet Data

June 30, 2003 and December 31, 2002

(in thousands)

(unaudited)

	June 30, 2003	December 31, 2002
Cash and short term investments	$23,575	$47,642
Restricted cash	1,416	1,307
Accounts receivable	377	960
Inventories	2,739	2,189
Total current assets	$29,744	$54,811
Property and equipment, net	9,190	19,972
Other assets (including restricted cash of $1,089 and $1,743 at 6/30/03 and 12/31/02, respectively)	1,897	3,070
Total assets	$40,831	$77,853
Accounts payable	$2,316	$4,522
Total current liabilities	$14,903	$24,643
Long term obligations, net of current	2,887	4,289
Total shareholders’ equity	$23,041	$48,921
Total liabilities and shareholders’ equity	$40,831	$77,853
A/R days (DSO)	31	60
Inventory days (DOS)	378	261

For more information, please contact:

Richard Sawchak, Director of Investor and Public Relations

Multilink Technology Corporation

300 Atrium Drive, Second Floor

Somerset, New Jersey 08873-4105

Tel: (732) 537-3776

Fax: (732) 537-3781

Email: rsawchak@mltc.com

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